AGREEMENT, WAIVER AND GENERAL RELEASE

This Agreement, Waiver and General Release ("Agreement") is made and entered into July 12, 2003, by and between Lorry J. Stensrud (hereinafter referred to as "Mr. Stensrud"), The Lincoln National Life Insurance Company on behalf of itself and Lincoln National Corporation ("LNC"), their affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them (hereinafter collectively referred to as "LFG"). Once both parties have executed this Agreement, it shall become effective eight (8) days thereafter, or on the date of termination of employment, whichever is later.

                               RECITALS

A. Mr. Stensrud has been employed with LFG since July 1, 2000, and his employment with LFG will be terminated other than for cause as of July 7, 2003 ("Termination Date"). Mr. Stensrud tendered his resignation as an officer and/or director of the LFG companies as set out in Exhibit A to this Agreement.

B. Mr. Stensrud and LFG have carefully explored this situation and in the spirit of compromise, have agreed to enter into the following
Agreement.

In consideration of the premises and mutual promises and agreements contained in this Agreement, the parties agree as follows:

1. Upon execution of this Agreement, Mr. Stensrud shall receive five (5) weeks of severance under the terms of the Lincoln National Corporation Employees' Severance Pay Plan ("LNC Severance Plan"), beginning the day after his "Termination Date," paid bi-weekly, less applicable taxes and other withholdings required by law. However, if Mr. Stensrud becomes employed as a regular (other than temporary) employee by LFG at any time prior to the expiration of the severance period, the bi-weekly severance payments will immediately cease.

2. In addition to the severance payment, and upon execution of this Agreement, Mr. Stensrud will receive forty-seven (47) weeks salary continuation, paid bi-weekly, less applicable taxes and other withholdings required by law. However, if Mr. Stensrud becomes employed as a regular (other than temporary) employee by LFG at any time prior to the expiration of the payment period, the bi-weekly payments will immediately cease.

3. Mr. Stensrud is the Grantee of ninety thousand seven hundred fifty (90,750) vested LNC stock options and seventy-eight thousand two hundred fifty (78,250) unvested LNC stock options, granted under the terms of the Lincoln National Corporation Incentive Compensation Plan ("ICP"). Mr. Stensrud's unvested stock options will vest on the Termination Date. Mr. Stensrud will qualify as a retiree with five (5) vesting years of service and thus for stock option purposes, Mr. Stensrud will have until July 7, 2008 to exercise his stock options.

4. Mr. Stensrud is the Grantee of seven thousand forty-seven (7,047) shares of restricted common stock (including dividend equivalents) awarded under the 1998 - 2000 cycle under the Long Term Incentive Plan ("LTIP"), established under the ICP. These restricted shares will vest on the Termination Date, subject to applicable taxes and other withholdings required by law.

5. If the Compensation Committee of the LNC Board of Directors determines that the performance goals for the 2001 - 2003 and 2002 - 2004 cycles under the LTIP, established under the ICP, have been met, Mr. Stensrud will receive a pro rata payment, less applicable taxes and other withholdings required by law, at the time such payments are made to other participants under this plan.

6. If the Compensation Committee of the LNC Board of Directors determines that the performance goals for the 2003 - 2005 cycle under LTIP, established under the ICP, have been met, Mr. Stensrud shall receive, at the same time long-term incentive awards are normally paid to employees, any award to which he would be entitled that is based on performance during the LTIP performance cycle, but such award shall be pro rated based on his service during the performance cycle.

7. Mr. Stensrud will be paid a pro rata share of his 2003 annual incentive award due under the LNC Executive Value Sharing Program
("EVSP"), established under the terms of the ICP, based upon his EVSP performance targets, less applicable taxes and other withholdings required by law, at such time incentives are paid to other LFG officers, generally.

8. Mr. Stensrud will be eligible for benefits under the Salary
Continuation Plan for Executives of Lincoln National Corporation and Affiliates ("ESC") determined in accordance with the terms of the ESC. The exclusive consulting requirement of this plan will be waived.

9. Mr. Stensrud's account under the Lincoln National Corporation
Executive Deferred Compensation Plan for Employees ("Deferred
Compensation Plan") will be vested and paid to Mr. Stensrud in accordance with the terms of that plan and with the elections he has previously made under the Deferred Compensation Plan.

10. If Mr. Stensrud currently participates in the LNC Employees' Savings and Profit-Sharing Plan, his account will be vested and he will receive a pro rata share of the 2003 employer match, payable in 2004, if there is a discretionary match for the plan year.

11. Coverage under the LNC Employees' Short Term Disability Plan and LNC Employees' Long Term Disability Plan will terminate as of Mr. Stensrud's Termination Date.

12. Mr. Stensrud will be eligible for financial planning in 2003 and tax preparation for the 2003 tax year.

13. Mr. Stensrud will be vested under the Lincoln National Corporation Employees' Retirement Plan in accordance with the terms of the plan.

14. If Mr. Stensrud currently participates in LFG's employee medical, dental, vision and hearing plan or plans, and/or health care expense account, that coverage will continue until his Termination Date, when Mr. Stensrud's COBRA election period commences.

15. This Agreement does not release any claims for benefits under any of LFG's pension, retirement, or welfare benefit plans, whether qualified or nonqualified, that Mr. Stensrud may have.

16. Mr. Stensrud will be paid any accrued and unused managed time as of his Termination Date.

17. Mr. Stensrud will receive career transition assistance through Right Management Consultants. The outplacement services may commence immediately. The outplacement services must commence within three (3) months of the termination date. The services will be provided for twelve (12) months from the date of their commencement.

18. Mr. Stensrud, for and in consideration of the above, waives any right to personal recovery and hereby irrevocably, unconditionally and generally releases, acquits, and forever discharges to the fullest extent permitted by law, LFG from all charges, complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, accounts, covenants, contracts, agreements, claims, damages, liabilities, obligations, and demands of any nature whatsoever, known or unknown, in law or in equity ("Claim" or "Claims"), which against them Mr. Stensrud at any time heretofore ever had, owned, or held or claimed to have had, owned, or held or which Mr. Stensrud now has, owns, or holds, or claims to have, own, or hold, or which Mr. Stensrud can, shall or may have, or which Mr. Stensrud's heirs, executors, administrators, personal representatives, successors, or assigns hereinafter can, shall or may have, in any way connected with or relating to Mr. Stensrud's employment and/or the termination of his employment with LFG.

19. The paragraph above includes, but is not limited to, claims, disputes or causes of action or right to personal recovery under tort, contract, or any other state or federal laws, (including, but by no means limited to, claims arising out of or alleging breach of contract, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, fraud [actual or constructive]), defamation [libel or slander], under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621, et seq., as amended by the Older Worker's Benefit Protection Act ("OWBPA"), under Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C. 12101, et seq., as amended, under the Family and Medical Leave Act of 1993, 29 U.S.C. 2601, et seq., under 42 U.S.C. 1981, under the Fair Labor Standards Act, 29 U.S.C.
201, et seq., under the Fair Credit Reporting Act, 15 U.S.C. 1681, et seq., under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination in employment, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States.

20. Mr. Stensrud knowingly and voluntarily specifically waives any rights or claims arising under 29 U.S.C. 621 et seq., as amended by the OWBPA and, more specifically, any right or claims under 29 U.S.C. 626. Mr. Stensrud specifically states and acknowledges that:

A. This waiver is part of an Agreement written in a manner calculated to be understood by him.

B. He does not waive rights or claims that may arise after the date that this Agreement is executed.

C. He is receiving consideration in addition to anything of value to which he would already have been entitled prior to executing this Agreement.

D. He has been and is hereby advised, in writing, to consult an attorney prior to executing this Agreement.

E. He further acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement.

21. For a period of seven (7) days following the execution of this Agreement, Mr. Stensrud may revoke this Agreement by notice to LFG. Further, this Agreement shall not become effective or enforceable until this revocation period has expired.

22. LFG hereby releases Mr. Stensrud of any and all claims, demands, actions, liabilities or indebtedness, whether known or unknown, arising out of his employment and services provided to LFG, other than claims arising out of this Agreement or claims not known to LFG involving fraud, theft, or misappropriation of LFG property, assets, confidential information, or trade secrets.

23. Mr. Stensrud warrants and represents that in executing this document he does so with full knowledge of any and all rights, which he may have with respect to all matters released. Mr. Stensrud further understands, acknowledges and agrees that the payment of any consideration is not an admission of liability on the part of LFG, but to the contrary, represents a negotiated compromise and agreement. This Agreement, shall not in any way be interpreted to render Mr. Stensrud a "prevailing party" for any purpose, including, but not limited to, an award of attorney's fees under any statute or otherwise.

24. If Mr. Stensrud re-applies for employment with LFG after the effective date of this Agreement, LFG, in its sole and exclusive discretion, may either accept or refuse the application without incurring any liability of any type whatsoever, based on this Agreement.

25. Mr. Stensrud represents that he has not filed any complaints or claims against LFG with any local, state or federal court or agency, that Mr. Stensrud will not do so at any time hereafter for claims which arose prior to the date he signs this Agreement, and that if any such court or agency assumes jurisdiction of any complaint or claim against LFG which arose prior to the execution of this Agreement, he will immediately request such court or agency to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to LFG to enter into this Agreement, Mr. Stensrud covenants and agrees not to sue, or join with others in suing, LFG on any of the released Claims.

26. Mr. Stensrud will be entitled to indemnification (including reimbursement of legal expenses) by LFG to the extent permitted by its bylaws on the same basis as the indemnification provided to other former officers. Mr. Stensrud will be entitled to coverage under LFG's directors and officers liability insurance policy on the same basis as the coverage provided to other former officers.

27. As a result of Mr. Stensrud's position as -Chief Executive Officer of Lincoln Retirement, and his service on LFG's Senior Management Team, he has been instrumental in developing the strategic direction of LFG's annuity business and has participated in the development of LFG's overall strategic direction. He also has developed, obtained or learned specific confidential information and trade secrets which are the property of LFG. Mr. Stensrud hereby covenants and agrees to use his best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information of whatever nature, in the possession or control of LFG which has not or have not been published or disclosed to the general public or which gives LFG an opportunity to obtain an advantage over competitors who do not know or use it. Mr. Stensrud is encouraged to request an opinion from LFG if he wishes to determine whether LFG would consider an activity he is contemplating to be in violation of this paragraph.

28. For a period of two (2) years following the execution of this Agreement, Mr. Stensrud agrees that he will not directly or indirectly solicit or endeavor to entice away and/or hire from LFG any person who is currently employed by LFG or hereafter employed at any time through the Termination Date.

29. Mr. Stensrud agrees that neither he nor any entity directly or indirectly controlled by him will directly or indirectly participate in a proscribed activity. A "proscribed activity" through July 7, 2005, shall mean either (1) soliciting others to invest in the common stock of LNC for the purpose of effecting an acquisition of control of LNC or his directly investing in more than one percent (1%) of the common stock of LNC, or (2) using confidential information or trade secrets (as described above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC. The term "Control" shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. 27-1-23-1(e) [Burns, 2002 Supp.].

If Mr. Stensrud is employed by an Employer that subsequent to his employment date seeks to engage in an activity that otherwise would be a proscribed activity, Mr. Stensrud will use his best efforts to have his duties 'walled off' from all activities related to the proscribed activity.

30. Mr. Stensrud, due to the knowledge and information he possesses gained as a result of his employment with LFG hereby agrees to make himself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future legal actions including but not limited to litigation, arbitrations, mediation, administrative, and/or regulatory proceedings in which LFG is a party. LFG will pay Mr. Stensrud for the reasonable value of his time and reasonable expenses incurred, with the express understanding that any such payment is not made for or as an inducement to the substance of his testimony. The parties agree that the reasonable value of his time shall be based upon his last base salary at LFG.

31. Mr. Stensrud warrants and represents that no other person or entity has any interest in the matters released and that he has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released.

32. Mr. Stensrud represents and acknowledges that he is not relying and has not relied on any representation or statements made by LFG with respect to any of the matters released or with regard to his rights or asserted rights in connection with this Agreement. Mr. Stensrud hereby assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to him relating thereto.

33. Mr. Stensrud represents and agrees that he shall not communicate the terms of this Agreement or disclose any information concerning this Agreement, or any information discussed by the parties in negotiation of this Agreement to any person, corporation, or other entity for any purpose whatsoever without prior written permission from LFG, except to the extent necessary to the outplacement consultant, Mr. Stensrud's immediate family members, attorney, tax preparer, accountant, or other financial advisor, or as required by law.

34. Mr. Stensrud agrees that he will take no action or make no statement, now or in the future, which is uncomplimentary or disparaging about LNC or its employees, officers, agents, customers and clients.
LNC agrees that it will take no action or make no statement, now or in the future, which is uncomplimentary or disparaging about Mr. Stensrud.

35. If any provision in this Agreement is breached or violated by Mr. Stensrud, all payments made by LFG shall immediately stop.

36. This Agreement may not be introduced into evidence or relied upon by either party in subsequent legal proceedings, other than proceedings arising out of this Agreement.

37. This Agreement shall be binding upon Mr. Stensrud and upon his heirs, executors, administrators, personal representatives, successors, and assigns, and shall inure to the benefit of LFG and to its respective heirs, administrators, representatives, executors, successors, and assigns.

38. This Agreement is made and entered into in the State of Indiana, and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said State. Should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect. The null, void, inoperative, illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

39. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.


              BALANCE OF THIS PAGE LEFT BLANK INTENTIONALLY


               PLEASE READ CAREFULLY.  THIS AGREEMENT, WAIVER
                  AND GENERAL RELEASE INCLUDES A GENERAL
                  RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS


AFFIRMATION OF RELEASOR

I warrant that this Agreement reflects the entire settlement between LFG and myself. I have read this Agreement carefully, and I have been given the opportunity to consult with private counsel concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against LFG, except as specifically otherwise provided herein. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.

Dated: ----------------, 2003             -----------------------------
                                          Lorry J. Stensrud

Witness:------------------------------


                          ACCEPTANCE OF LFG
                          -----------------

The undersigned accepts the foregoing Agreement on behalf of LFG.

Dated: ----------------, 2003             -----------------------------
                                          Authorized to execute this
                                          Agreement on behalf of
                                          The Lincoln National Life
                                          Insurance Company

Witness:------------------------------



                                   EXHIBIT A
TO:  Cynthia A. Rose
     Secretary

SUBJECT:  Resignation

Effective immediately, I resign as a director and/or officer of Lincoln National Corporation and all of its subsidiary companies in which I hold such a position, including but not limited to the following:

Executive Vice President, Chief Executive Officer of
   Lincoln Retirement, and Director,
   The Lincoln National Life Insurance Company

President and Director,
   Lincoln Life Improved Housing, Inc.
   Lincoln Life & Annuity Company of New York

Chairman of the Board,
   AMG Service Corp.

Chairman of the Board of Director,
   The Administrative Management Group, Inc.

Dated: ----------------, 2003             -----------------------------
                                          Lorry J. Stensrud


              SALARY CONTINUATION PLAN FOR EXECUTIVES OF
              LINCOLN NATIONAL CORPORATION AND AFFILIATES


                   WAIVER OF CONDITIONS FOR BENEFITS

With respect to Mr. Stensrud, the condition stated in Section 16 of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the "Plan") which requires in the event of an Executive's involuntary termination of service, all benefits as provided in this Plan shall be forfeited if the Executive fails to act, directly or indirectly, as an exclusive consultant to the Company until age 65, is waived effective upon the effective date of the Agreement, Waiver and General Release.

                              Authorized by:

                              ------------------------------------
                              Jon A. Boscia
                              Chairman and Chief Executive Officer
                              Lincoln National Corporation



                              ------------------------------------
                              Date